Lands’ End Announces Second Quarter of Fiscal 2015 Results

Dodgeville, WI - September 3, 2015 - Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the second quarter ended July 31, 2015.

Second Quarter Summary:

•
Net revenue decreased 10.0% to $312.4 million from the second quarter last year. Changes in currency exchange rates negatively impacted Net revenue by approximately $8 million. The Direct segment decreased 9.5% to $264.7 million and the Retail segment decreased 12.9% to $47.6 million.

•	Gross margin decreased 220 basis points to 46.3% from the second quarter last year.

•	Net income decreased to $7.5 million from $11.8 million in the second quarter last year.

•	Adjusted EBITDA[1] decreased to $19.6 million from $30.1 million in the second quarter last year.

•	Cash and cash equivalents at the end of the second quarter of fiscal 2015 was $208.4 million.

Federica Marchionni, President and Chief Executive Officer, commented, "The second quarter results were challenging and did not meet company expectations.  However, we believe we have a firm understanding of the areas of weakness that led to the performance decline and are in the process of addressing them.  While many of our initiatives are in early stages of implementation, we are taking specific actions intended to deliver a stronger product offering, a cohesive marketing proposition, an effective go-to-market strategy, and a state of the art operating platform to support our strategic growth plans for the future.”

Second Quarter Results
Net revenue decreased 10.0% to $312.4 million in the second quarter of fiscal 2015 from $347.2 million in the second quarter of fiscal 2014. Direct segment Net revenue decreased 9.5% to $264.7 million. The decrease was attributable to declines in all of our markets. We realized declining performance in all of our major product categories, as customer acceptance of our Spring/Summer collection and our reduced promotional approach fell short of last year. The international markets were also impacted by changes in currency exchange rates which negatively impacted reported revenue by $8 million. Net revenue in the Retail segment decreased 12.9% to $47.6 million driven by a decrease in same store sales and a decrease in the number of Lands’ End Shops at Sears. Same store sales in the Retail segment decreased 7.5%, driven by lower sales in the Company’s Lands’ End Shops at Sears. On July 31, 2015, the Company operated 229 Lands’ End Shops at Sears, 14 global Lands’ End Inlet stores and four international shop-in-shops compared to 247 Lands’ End Shops at Sears and 14 global Lands’ End Inlets stores on August 1, 2014.

Gross profit decreased 14.2% to $144.5 million and gross margin decreased 220 basis points to 46.3% in the second quarter of fiscal 2015 compared with gross profit of $168.4 million and gross margin of 48.5% in the second quarter of fiscal 2014. Gross margin was negatively impacted by approximately 100 basis points from changes in currency exchange rates; and a decrease in merchandise margin driven by an increasingly competitive marketplace and air freight costs related to the west coast port congestion that is now resolved.

Selling and administrative expenses decreased 9.7% to $124.9 million in the second quarter from $138.3 million in the second quarter of fiscal 2014. Of the $13.4 million decrease in the second quarter, changes in currency exchange rates favorably impacted S&A expenses by approximately $4.1 million. The currency neutral savings were primarily attributable to decreases in incentive compensation expenses and lower marketing spend. As a percentage of Net revenue, Selling and administrative expenses increased approximately 20 basis points to 40.0% in the second quarter of fiscal 2015 from 39.8% in the second quarter of fiscal 2014. The deleveraging of Selling and administrative expenses was attributable to decreased sales, offset by lower costs.

Depreciation and amortization expense decreased 15.8% to $4.1 million in the second quarter of fiscal 2015 from $4.8 million in the second quarter of fiscal 2014, primarily attributable to an increase in fully depreciated assets.

Other operating income, net was primarily related to the reversal of approximately $2.4 million of the product recall reserve that was recognized in the fourth quarter of 2014. The customer return rates for the recalled products have been below estimates despite efforts by the Company to contact impacted customers.

As a result of the above factors, Operating income decreased to $17.9 million in the second quarter of fiscal 2015 from $25.3 million in the second quarter of fiscal 2014.

Interest expense was $6.2 million in the second quarter of fiscal 2015, unchanged from the second quarter of 2014.

Income tax expense was $4.7 million for the second quarter of fiscal 2015 compared with $7.5 million in the second quarter of fiscal 2014 primarily due to lower Operating income. The effective tax rate was 38.8% in the second quarter of fiscal 2015 compared with 38.6% in the second quarter of fiscal 2014.

Net income decreased to $7.5 million and diluted earnings per share decreased to $0.23 in the second quarter of fiscal 2015 compared with Net income of $11.8 million and diluted earnings per share of $0.37 in the second quarter of fiscal 2014. Earnings per share were positively impacted by approximately $0.05 as a result of the reversal of the product recall accrual.

As a result of the factors above, Adjusted EBITDA1 decreased 34.9% to $19.6 million in the second quarter of fiscal 2015 from $30.1 million in the second quarter of fiscal 2014. Adjusted EBITDA1 excludes the impact of the reversal of the product recall accrual.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $208.4 million on July 31, 2015 compared to $132.8 million on August 1, 2014. Net cash provided by operations for the 26 weeks ended July 31, 2015 was $3.4 million compared to net cash provided by operations of $105.2 million in the same period last year primarily due to:

•	Increased inventory receipts to replenish inventory levels as beginning inventory for fiscal 2015 was $69 million less than beginning inventory for fiscal 2014

•	Lower operating earnings

•	One-time impact of items in the prior year that were settled through intercompany transactions with our former parent prior to the separation

Inventory increased less than 1% to $367.8 million on May 1, 2015 from $366.2 million on August 1, 2014 despite an increase in product in-transit from overseas manufacturers of approximately $15 million.

The Company had $163.7 million of availability under its asset-based senior secured credit facility and had long-term debt of $503.4 million as of July 31, 2015.
Conference Call
The company will host a conference call on Thursday, September 3, 2015 at 8:00 a.m. EDT to review its second quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com.

About Lands’ End, Inc.
Lands' End, Inc. (NASDAQ: LE) is a leading multi-channel retailer of casual clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands’ End Shops at Sears® and standalone Lands’ End Inlet® Stores. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for men, women, kids and the home.

Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements, including statements about our strategies and our opportunities for growth. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. There can be no assurance that any of our efforts initiatives will be successful. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. The following additional factors, among others, could cause our actual results, performance, and achievements to differ from those described in the forward-looking statements: our ability to offer merchandise and services that customers want to purchase; changes in customer preference for our branded merchandise; customers’ use of our digital platform, including our e-commerce websites, and response to direct mail catalogs and digital marketing; the success of our overall marketing strategies, including our maintenance of a robust customer list; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; the success of our ERP implementation; fluctuations and increases in the costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the performance of our “store within a store” business model; if Sears Holdings sells or disposes of its retail stores or if its retail business does not attract customers or does not adequately provide services to the Lands’ End Shops at Sears; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage consumer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the seasonal nature of our business; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; our exposure to periodic litigation and other regulatory proceedings, including with respect to product liability claims; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; our failure to retain our executive management team and to attract qualified new personnel; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; the inability of our past performance generally, as reflected on our historical financial statements, to be indicative of our future performance; the impact of increased costs due to a decrease in our purchasing power following our separation from Sears Holdings (“Separation”) and other losses of benefits associated with being a subsidiary of Sears Holdings; the failure of Sears Holdings or its subsidiaries to perform under various transaction agreements that have been executed in connection with the Separation or our failure to have necessary systems and services in place when certain of the transaction agreements expire; our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received better terms from an unaffiliated third party; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement; our inability to engage in certain corporate transactions after the Separation; the ability of our principal shareholders to exert substantial influence over us; adverse effects of the Separation on our business; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; declines in our stock price due to the eligibility of a number of our shares of common stock for future sale; our inability to pay dividends; stockholders’ percentage ownership in Lands’ End may be diluted in the future; and increases in our expenses and administrative burden in relation to being a public company, in particular to maintain compliance with certain provisions of the Sarbanes-Oxley Act of 2002; and other risks, uncertainties and factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 30, 2015. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

Contacts

Lands’ End, Inc.
Michele Casper
Director of Public Relations
(608) 935-4633
Michele.Casper@landsend.com

Lands’ End, Inc.
Mike Rosera
Chief Operating Officer and Chief Financial Officer
(608) 935-9341

-Financial Tables Follow-

LANDS’ END, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share data)	July 31, 2015	August 1, 2014	January 30, 2015
ASSETS
Current assets
Cash and cash equivalents	$208,375	$132,837	$221,454
Restricted cash	3,300	3,300	3,300
Accounts receivable, net	22,550	24,818	30,073
Inventories, net	367,823	366,192	301,367
Deferred tax assets	—	—	3,438
Prepaid expenses and other current assets	35,182	28,060	31,408
Total current assets	637,230	555,207	591,040
Property and equipment, net	105,976	98,574	101,223
Goodwill	110,000	110,000	110,000
Intangible assets, net	528,300	530,027	528,712
Other assets	21,858	23,286	22,462
TOTAL ASSETS	$1,403,364	$1,317,094	$1,353,437
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$192,472	$163,249	$132,796
Deferred tax liabilities	2,332	3,681	—
Other current liabilities	88,980	97,845	107,553
Total current liabilities	283,784	264,775	240,349
Long-term debt	503,413	508,563	505,988
Long-term deferred tax liabilities	183,830	170,461	184,483
Other liabilities	17,218	15,839	18,424
TOTAL LIABILITIES	988,245	959,638	949,244
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, par value $0.01- authorized: 480,000,000 shares; issued and outstanding: 31,991,100, 31,956,521, 31,956,521	320	320	320
Additional paid-in capital	343,370	340,958	342,294
Retained earnings	78,062	17,791	68,877
Accumulated other comprehensive loss	(6,633)	(1,613)	(7,298)
Total stockholders’ equity	415,119	357,456	404,193
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,403,364	$1,317,094	$1,353,437

LANDS’ END, INC.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(in thousands except per share data)	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
Merchandise sales and services, net	$312,414	$347,222	$611,801	$677,705
Cost of sales (excluding depreciation and amortization)	167,914	178,816	320,737	347,277
Gross profit	144,500	168,406	291,064	330,428

Selling and administrative	124,880	138,283	258,394	276,489
Depreciation and amortization	4,061	4,825	8,614	9,827
Other operating (income) / expense, net	(2,359)	—	(2,357)	20
Operating income	17,918	25,298	26,413	44,092
Interest expense	6,225	6,205	12,411	8,130
Other income, net	498	203	1,006	340
Income before income taxes	12,191	19,296	15,008	36,302
Income tax expense	4,730	7,451	5,823	13,589
NET INCOME	$7,461	$11,845	$9,185	$22,713
NET INCOME PER COMMON SHARE
Basic:	$0.23	$0.37	$0.29	$0.71
Diluted:	$0.23	$0.37	$0.29	$0.71

Basic weighted average common shares outstanding	31,978	31,957	31,967	31,957
Diluted weighted average common shares outstanding	32,047	31,962	32,049	31,959

Use and Definition of Non-GAAP Financial Measures
1Adjusted EBITDA-In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA1 is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax costs.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦
For the 13 and 26 weeks ended July 31, 2015, we exclude a benefit related to the reversal of a portion of the product recall accrual recognized in Fiscal 2014 as this was an unusual event that affects the comparability of our financial results.

◦
For the 13 and 26 weeks ended July 31, 2015 and August 1, 2014, we exclude the loss on disposal of property and equipment as management considers the gains or losses on disposal of assets to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP
(Unaudited)

	13 Weeks Ended				26 Weeks Ended
	July 31, 2015		August 1, 2014		July 31, 2015		August 1, 2014
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$7,461	2.4%	$11,845	3.4%	$9,185	1.5%	$22,713	3.4%
Income tax expense	4,730	1.5%	7,451	2.1%	5,823	1.0%	13,589	2.0%
Other income, net	498	0.2%	203	0.1%	1,006	0.2%	340	0.1%
Interest expense	6,225	2.0%	6,205	1.8%	12,411	2.0%	8,130	1.2%
Operating income	17,918	5.7%	25,298	7.3%	26,413	4.3%	44,092	6.5%
Depreciation and amortization	4,061	1.3%	4,825	1.4%	8,614	1.4%	9,827	1.5%
Product recall	(2,364)	(0.8)%	—	—%	(2,364)	(0.4)%	—	—%
Loss on disposal of property and equipment	5	—%	—	—%	7	—%	20	—%
Adjusted EBITDA (1)	$19,620	6.3%	$30,123	8.7%	$32,670	5.3%	$53,939	8.0%

LANDS’ END, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
(in thousands)	July 31, 2015	August 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,185	$22,713
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,614	9,827
Product Recall	(2,364)	—
Amortization of debt issuance costs	885	621
Stock-based compensation	1,521	782
Loss on disposal of property and equipment	2	20
Deferred income taxes	4,757	4,250
Change in operating assets and liabilities:
Inventories	(65,667)	4,801
Accounts payable	60,609	50,319
Other operating assets	2,829	9,012
Other operating liabilities	(16,925)	2,842
Net cash provided by operating activities	3,446	105,187
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(13,520)	(5,716)
Net cash used in investing activities	(13,520)	(5,716)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from Sears Holdings, net	—	8,784
Proceeds from issuance of long-term debt	—	515,000
Payments on term loan facility	(2,575)	(1,287)
Debt issuance costs	—	(11,396)
Dividend paid to a subsidiary of Sears Holdings Corporation	—	(500,000)
Net cash (used in) provided by financing activities	(2,575)	11,101
Effects of exchange rate changes on cash	(430)	(146)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(13,079)	110,426
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	221,454	22,411
CASH AND CASH EQUIVALENTS, END OF PERIOD	$208,375	$132,837
SUPPLEMENTAL CASH FLOW INFORMATION:
Unpaid liability to acquire property and equipment	$3,235	$1,646
Income taxes paid	$13,925	$7,853
Interest paid	$11,372	$7,959

Financial information by segment is presented in the following tables for the 13 and 26 weeks ended July 31, 2015 and August 1, 2014.

	13 Weeks Ended		26 Weeks Ended
(in thousands)	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
Merchandise sales and services, net:
Direct	$264,735	$292,562	$518,108	$568,603
Retail	47,577	54,625	93,569	109,055
Corporate/ other	102	35	124	47
Total Merchandise sales and services, net	$312,414	$347,222	$611,801	$677,705

	13 Weeks Ended		26 Weeks Ended
(in thousands)	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
Adjusted EBITDA:
Direct	$26,687	$38,520	$48,365	$67,783
Retail	663	960	807	3,286
Corporate/ other	(7,730)	(9,357)	(16,502)	(17,130)
Total adjusted EBITDA	$19,620	$30,123	$32,670	$53,939